EXHIBIT 23.2

                       CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 1 to Form S-2 No. 333-33222)
and related Prospectus of Roundy's, Inc. for the registration of 304,000 shares of its common stock and to the incorporation by reference therein of our report dated February 18, 2000 (except Note 9, as to which the date is March 31, 2000), with respect to the combined financial statements of Mega Marts, Inc./Tri City Pick 'n Save (not presented separately in the Registration Statement) which report appears in the Current Report on Form 8-K of Roundy's, Inc. dated April 14, 2000.

ERNST & YOUNG LLP

Ernst & Young LLP
Milwaukee, WI
April 24, 2000